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                                                                       Exhibit 5


                        [Sachnoff & Weaver, Ltd. Letterhead]

                                 (312) 207-1000

                                 April 30, 1999


Aasche Transportation Services, Inc.
10214 N. Mt. Vernon Rd.
Shannon, Illinois 61078

     Re:  Common Stock $.0001 par value per share

Gentlemen:

     We have acted as counsel to Aasche Transportation Services, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3, as amended (the "Registration Statement"), filed by the Company under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Commission"), relating to the registration for resale of up to 837,800 shares (the "Shares") of the Company's Common Stock, par value $.0001 per share. We have examined the Registration Statement filed with the Commission and we have reviewed such other documents and have made such further investigations as we have deemed necessary to enable us to express the opinion hereinafter set forth.

     We hereby advise you that in our opinion the Shares have been duly authorized by the Company and, upon payment and delivery will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities Exchange Commission.



                                   SACHNOFF & WEAVER, LTD.

                                   s/s Sachnoff & Weaver, Ltd.



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